                              UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

         Information Statement Pursuant to Rules 13d-1 and 13d-2
                 Under the Securities Exchange Act of 1934
                          (Amendment No.   1   )*
                                         ------

                         Wind River Systems, Inc.
                     ----------------------------------
                              (Name of Issuer)

                               Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                               973149 10 7
                     ----------------------------------
                              (CUSIP Number)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  4  Pages
                                        ---

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CUSIP No.  973149 10 7                13G                 Page  2  of  4  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Jerry Fiddler
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     1,889,538**
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  1,889,538**
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,889,538**
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     11.5%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


** The shares are held by The Fiddler and Alden Family Trust and The Fiddler and Alden 1996 CR Unitrust, of which Mr. Fiddler and his wife are trustees. Both trustees have full voting and dispositive power. One signature can invoke the trust.

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                                                          Page  3  of  4  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER

            Wind River Systems, Inc.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            1010 Atlantic Avenue
            Alameda, CA  94501
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING

            Jerry Fiddler
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            1010 Atlantic Avenue
            Alameda, CA  94501
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP

            United States
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES

            Common Stock
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER

            973149 10 7
-------------------------------------------------------------------------------


ITEM 3.  Not Applicable

                                                          Page  4  of  4  Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:

        1,889,538**
    ---------------------------------------------------------------------------

    (b) Percent of Class:

        11.5%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              1,889,538**
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              -0-
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              1,889,538**
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              -0-
              -----------------------------------------------------------------

** The shares are held by The Fiddler and Alden Family Trust and The Fiddler and Alden 1996 CR Unitrust, of which Mr. Fiddler and his wife are trustees. Both trustees have full voting and dispositive power. One signature can invoke the trust.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.
-------------------------------------------------------------------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

         Not applicable.
-------------------------------------------------------------------------------



                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 10, 1997
                                       ----------------------------------------
                                       (Date)

                                       /s/ Jerry Fiddler
                                       ----------------------------------------
                                       (Signature)

                                       Jerry Fiddler
                                       ----------------------------------------
                                       (Name/Title)